SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                proxy statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

       Filed by the registrant |X|
       Filed by a party other than the registrant |_|
       Check the appropriate box:
       |X| Preliminary proxy statement        |_| Confidential, for Use of the
       |_| Definitive proxy statement             Commission Only  (as
       |_| Definitive additional materials        permitted by Rule 14a-6(e)(2))
       |_| Soliciting material pursuant to
           Rule 14a-11(c) or Rule 14a-12

                       ATLANTIC TECHNOLOGY VENTURES, INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) filing proxy statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

       |X| No Fee required.
       |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1)    Title of each class of securities to which transaction applies:

       (2)    Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

       (4)    Proposed maximum aggregate value of transaction:

       (5)    Total fee paid:

       |_|    Fee paid previously with preliminary materials.

       |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)    Amount previously paid:

       (2)    Form, schedule or registration statement no.:

       (3)    Filing party:

       (4)    Date filed:

                       ATLANTIC TECHNOLOGY VENTURES, INC.
                                  150 BROADWAY
                                   SUITE 1009
                            NEW YORK, NEW YORK 10038


                                                     November __, 2000

Dear Stockholder:

         You are cordially invited to attend a special meeting of stockholders of Atlantic Technology Ventures, Inc. ("Atlantic") to be held at 10:00 a.m. New York time on December 18, 2000, at the offices of Kramer Levin Naftalis & Frankel LLP, at 919 Third Avenue, 40th Floor, New York, New York 10022, for vote on the following proposals:

1. To ratify and approve the Series B preferred stock financing of up to $3,000,000 with Excalibur Limited Partnership and BH Capital Investments, L.P. and the potential issuance in connection therewith of 20% or more of our outstanding common stock or voting power before issuance of the Series B preferred stock.

2. To approve the amendment of the certificate of designations, preferences and rights of Series A convertible preferred stock to subordinate the rights of the Series A preferred stock to the rights of the Series B preferred stock with respect to dividend rights and rights upon liquidation, winding up, or dissolution.

3. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

         Only Atlantic's stockholders of record at the close of business on October 27, 2000, are entitled to notice of, and entitled to vote at, the special meeting and at any adjournments or postponements of the special meeting.

         These proposals are described in the enclosed proxy statement. Atlantic's board of directors has unanimously approved each of these proposals and recommends that you vote in favor of each of them.

         Whether or not you plan to attend, to assure that you are represented at the special meeting, please read carefully the accompanying proxy statement, which describes the matters to be voted upon, and complete, sign, date the enclosed proxy card and return it in the reply envelope provided. If you receive more than one proxy card because your shares are registered in different names and addresses, please return each of them to ensure that all your shares are voted. If you hold your shares of Atlantic in street name and decide to attend the special meeting and vote your shares in person, please notify your broker to obtain a ballot so that you may vote your shares. If you are a holder of record of Atlantic shares and submit the enclosed proxy card and then vote by ballot, your proxy vote will be revoked automatically and only your vote by ballot will be counted. Your prompt return of your proxy card will assist us in preparing for the special meeting.

         We look forward to seeing you at the special meeting.

                                         By Order of the Board of Directors,



                                         Frederic P. Zotos, Esq.
                                         President

New York, New York
November __, 2000

                       ATLANTIC TECHNOLOGY VENTURES, INC.
                                  150 Broadway
                                   Suite 1009
                            New York, New York 10038

                                 PROXY STATEMENT
                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 18, 2000

General Information for Stockholders

         We are soliciting proxies on behalf of the board of directors of Atlantic Technology Ventures, Inc., a Delaware corporation ("Atlantic"), for use at the special meeting of stockholders to be held at 10:00 a.m. New York time on Monday, December 18, 2000, at the offices of Kramer Levin Naftalis & Frankel LLP, at 919 Third Avenue, 40th Floor, New York, New York 10022, and at any adjournment.

         This proxy statement and the enclosed proxy card were first mailed to the stockholders entitled to vote at the special meeting on or about November __, 2000.

Record Date and Voting

         The specific proposals to be considered and acted upon at the special meeting are described in detail in this proxy statement. Stockholders of record at the close of business on October 27, 2000, are entitled to notice of, and to vote at, the special meeting. As of the close of business on that date, there were outstanding and entitled to vote 6,088,713 shares of Atlantic's common stock, par value $0.001 per share (the "common stock"), and 362,728 shares of Atlantic's Series A convertible preferred stock, par value $0.001 per share (the "Series A preferred stock"). Each holder of common stock is entitled to one vote for each share of common stock held by that stockholder on the record date. Each holder of Series A preferred stock is entitled to one vote for each share of common stock into which that holder's shares of Series A preferred stock were convertible as of the record date. As of the record date, each share of Series A preferred stock was convertible into 3.27 shares of common stock, and as a class the Series A preferred stock is entitled to an aggregate of 1,186,120 votes.

         At the special meeting, all holders of shares of common stock and Series A preferred stock will be asked to vote on proposals 1, 2 and 3. In addition, pursuant to the Delaware General Corporation Law, the holders of shares of Series A preferred stock will also vote as a separate class with respect to proposal 2. The affirmative vote of a majority of the shares of Atlantic's common stock and Series A preferred stock, voting together, present in person or represented by proxy and entitled to vote at the special meeting of stockholders at which a quorum is present, is required in order to approve each of proposals 1 and 2. In addition, the affirmative vote of a majority of the shares of Series A Preferred Stock, voting separately as a class, present in person or represented by proxy and entitled to vote at the special meeting of stockholders at which a quorum is present, is required in order for proposal 2 to be adopted.

         If a choice as to the matters coming before the special meeting has been specified by a stockholder on a returned proxy card, the shares will be voted accordingly. If no choice is specified, the shares will be voted in favor of proposals 1 and 2 described in the notice of special meeting and in this proxy statement.

         Abstentions and broker non-votes (that is, a proxy card submitted by a broker or nominee that specifically indicates the lack of discretionary authority to vote on the proposals) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved or not.

         To ensure that your shares are voted at the special meeting, please complete, date, and sign the enclosed proxy card and return it in the accompanying postage-prepaid, return envelope as soon as possible.

Revocability of Proxies

         Any stockholder giving a proxy pursuant to this solicitation may revoke it at any time prior to its exercise. A stockholder of record may revoke that proxy by filing with the Secretary of Atlantic at its principal executive offices at 150 Broadway, Suite 1009, New York, New York 10038, a duly executed proxy card bearing a later date or by attending the special meeting and voting that stockholder's shares in person. Persons who hold Atlantic shares in street name may revoke their proxy by contacting their broker to obtain a legal ballot and filing that ballot bearing a later date with the Secretary of Atlantic at its principal executive offices or by attending the special meeting and voting that ballot in person.

Solicitation

         We will pay the cost and expenses of soliciting proxies. In addition to soliciting proxies by mail, some of our directors, officers, and regular employees, without extra compensation, may solicit proxies personally or by telephone or other electronic means. We have retained the services of Georgeson Shareholder Communications, Inc., at a cost of $8,000 plus reasonable out-of-pocket expenses, to help solicit proxies. We may also request brokerage firms, nominees, custodian, or fiduciaries to forward soliciting material to beneficial owners of shares held of record.


                 MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

Background

         On September 28, 2000, we entered into a convertible preferred stock and warrants purchase agreement (the "Purchase Agreement") with Excalibur Limited Partnership and BH Capital Investments, L.P. (together, the "Investors") pursuant to which we agreed to sell, and the Investors agreed to purchase for $3,000,000 shares of our Series B preferred stock and warrants exercisable for 201,000 shares of our common stock (those warrants, "Investor Warrants"). At the first closing, which occurred on September 28, 2000, for a $2,000,000 purchase price we issued to the Investors 689,656 shares of Series B preferred stock and Investor Warrants to purchase 134,000 shares of common stock. Of these, half the shares of Series B preferred stock and Investor Warrants exercisable for half the shares of common stock are being held in escrow, pending approval by Atlantic's stockholders of the proposals to be voted on at the special meeting. At the second closing we will, for a $1,000,000 purchase price, issue to the Investors further shares of Series B preferred stock (the number of shares being a function of the market price) and Investor Warrants to purchase a further 67,000 shares of common stock. The Investors' obligation in connection with the second closing are subject to certain conditions.

         We needed to enter into this transaction to ensure that we met, as of September 30, 2000, the "net tangible assets" requirement of the Marketplace Rules of the Nasdaq SmallCap Market. Our failure to satisfy this requirement would in all likelihood have resulted in Nasdaq commencing delisting proceedings against us. We explored all alternative forms of financing and concluded that this transaction was our best option. We were unable to seek Stockholder approval prior to entering into this transaction, as the delay involved would have resulted in our failing to meet the "net tangible assets" requirement as of September 30, 2000.

         As part of the Purchase Agreement we have agreed to obtain stockholder approval of the two proposals described herein.

         There follows a summary description of the material terms of the Purchase Agreement, the certificate of designations, preferences and rights of the Series B convertible preferred stock (the "Series B Certificate of Designations"), and the other instruments and agreements executed in connection with the transactions with the Investors. For complete details of the transactions with the Investors, refer to the text of those instruments and agreements, a copy of each of which is attached as an exhibit to our Quarterly Report on Form 10-QSB for the period ended September 30, 2000, filed with the Securities and Exchange Commission on November 14, 2000.

Purchase Agreement

          Pursuant to the Purchase Agreement, we agreed to sell to the Investors, and the Investors agreed to purchase, in the aggregate up to $3,000,000 of Series B preferred stock of Atlantic and the Investor Warrants. On September 28, 2000, the initial closing date, we sold to the Investors an aggregate of $2,000,000 of Series B preferred stock and Investor Warrants to purchase 134,000 shares of common stock, but $1,000,000 of the purchase price, together with half of the purchased shares of Series B preferred stock and Investor Warrants to purchase 67,000 shares of common stock, are being held in escrow pursuant to the terms of an escrow agreement between Atlantic and the Investors (the "Escrow Agreement"). On the second closing date, if it occurs, we will sell to the Investors an aggregate of $1,000,000 of Series B preferred stock of Atlantic and Investor Warrants to purchase 67,000 shares of common stock. The purchase price with respect to the issuance and sale of Series B preferred stock was on the first closing date and will be on the second closing date, if any, the market price, which is defined as the average closing bid price of the common stock on the Nasdaq SmallCap Market during the five-trading-day period ending on the trading day immediately prior to the closing date for which the market price is to be determined, but the purchase price at the first closing was capped at $3.00 per share.

         Both Atlantic and the Investors satisfied prior to the initial closing date, and must satisfy prior to the second closing date, several conditions pursuant to the Purchase Agreement. The obligations of the Investors at the second closing are subject to our satisfaction of several additional conditions, at or before the second closing date. These conditions include, but are not limited to, the filing and effectiveness of a registration statement pursuant to the Registration Rights Agreement, described below, and our gaining stockholder approval of the matters to be voted on at the special meeting.

          Additionally, in certain circumstances the Investors may require that we repurchase any of their shares of Series B preferred stock and shares of common stock issued upon conversion of their shares of Series B preferred stock or exercise of Investor Warrants. The Investors are entitled to exercise this right upon occurrence of a Repurchase Event, as defined in the Purchase Agreement. Repurchase Events include but are not limited to (1) our failure to file a registration statement within 45 days after the closing to which it relates; (2) our failure to obtain effectiveness with the SEC of a registration statement within 120 days after the closing to which it relates; and (3) after the effective date of the registration statement, the inability for 30 or more days (whether or not consecutive) of any holder of the purchased securities to sell those securities pursuant to the registration statement, but only if that inability is attributable, directly or indirectly, to any action or omission on our part. The repurchase right gives each Investor the right, at the Investor's option, to require us to repurchase three days after the investor gives Atlantic a repurchase notice all or any portion of that Investor's shares of Series B preferred stock and shares of common stock issued upon conversion of its shares of Series B preferred stock or exercise of its Investor Warrants for an aggregate amount equal to the greater of (a) 125% of the aggregate purchase price and exercise price, as the case may be, paid for the securities to be repurchased and (b) the market price on the repurchase date of any shares of common stock being repurchased.

Escrow Agreement

         Pursuant to the Escrow Agreement, half of the shares of Series B preferred stock and half of the Investor Warrants issued at the first closing are being held in escrow, as is $1,000,000 of the $2,000,000 purchase price. The escrow amount will be released to us upon stockholder approval by December 27, 2000, of the proposals to be voted on at the special meeting and written confirmation that Atlantic has not received a delisting notice nor has there occurred a trading suspension, except that with respect to $200,000 of the escrow amount there is a further condition to release, namely that the market price on the date of stockholder approval be $3.00 or more. If these conditions are not met, the escrow amount will be returned to the Investors, with interest, and the escrowed securities will be returned to us for cancellation. If they are met, the escrow securities will be released to the Investors and the escrow amount will be released to Atlantic.

Registration Rights Agreement

         In connection with the Purchase Agreement, we agreed to file with the SEC a separate registration statement on Form S-3 covering the resale of all of the shares of common stock issued or issuable in connection with each closing. Any such registration statement must register for resale at least that number of shares of common stock equal to 200% of the number of shares of common stock initially issuable upon conversion of the preferred stock. We are required to use our best efforts to have each registration statement declared effective by the SEC as soon as practicable, but in no event later than 90 days after the applicable closing date.

         In compliance with our obligation to prepare and file a registration statement on Form S-3 after the first closing, on October 31, 2000, we filed a registration statement on Form S-3 covering the resale of 200% of all of the shares of common stock issued or issuable in connection with the first closing, amounting to 1,647,312 shares in total.

Investor Warrants

         The exercise price of the Investor Warrants is equal to 110% of the lower of (1) the market price on the issue date and (2) the market price 180 days after the applicable closing date. Each Investor Warrant may be exercised any time during the five years from the date of granting. The Stock Purchase Warrants provide that the Investor Warrants may not be exercised if doing so would result in our issuing a number of shares of common stock in excess of the limit imposed by the Nasdaq Marketplace Rules.

Series B Preferred Stock Certificate of Designation

         Atlantic's certificate of incorporation grants the board of directors discretion in creating and authorizing series of preferred stock and issuing shares of those series. In accordance with this discretion, pursuant to the Purchase Agreement, we created a new series of preferred stock designated as Series B preferred stock, and filed the Series B Certificate of Designations. A summary of the rights and privileges of the holders of Series B preferred stock follows:

Voting Rights

         Except as otherwise expressly provided in the Series B Certificate of Designations, or as required by law, each holder of shares of Series B preferred stock is entitled to the number of votes equal to the number of shares of common stock into which those shares of Series B preferred stock could then be converted, and has voting rights and powers equal to the voting rights and powers of the common stock (voting together with the common stock, except as otherwise expressly provided in the Series B Certificate of Designations or as required by law), and is entitled to notice of any stockholders' meeting in accordance with Atlantic's bylaws. Fractional votes will not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of common stock into which shares of Series B preferred stock held by each holder could be converted) will be reduced to the nearest whole number. Holders of the Series B preferred stock also enjoy additional protective provisions regarding voting rights, pursuant to Section 5(b) of the Series B Certificate of Designations.

Rank

         Subject to approval of proposal 2 to amend the Series A Certificate of Designations to subordinate the rights of the Series A preferred stock to the rights of the Series B preferred stock as set forth in the Series B Certificate of Designations, the Series B preferred stock will, with respect to dividend rights and with respect to rights upon liquidation, winding up or dissolution, rank senior and prior in right to the Series A preferred stock, the common stock, and any other equity interests in Atlantic that by their terms rank junior to the Series B preferred stock.

Dividends

         The holders of the Series B preferred stock will be entitled to receive cumulative annual dividends at an annual rate per share equal to 8% of the original purchase price paid per share for the Series B preferred stock, which amount will be subject to adjustment upon the occurrence of a stock split, combination, reclassification or other similar event involving the Series B Preferred Stock (that amount, the "Quarterly Dividend Amount"), payable on a quarterly basis after the date on which such share of the Series B preferred stock was issued, with the Quarterly Dividend Amount for the first quarter being prorated. These accrued dividends are also payable upon any conversion or redemption of the shares of Series B preferred stock. Atlantic, at its option, must pay each dividend either in cash or in shares of Series B preferred stock (with the shares of common stock issuable upon conversion thereof being registered for resale under the Securities Act) valued at 85% of the two lowest consecutive closing bid prices of the common stock during the 20 trading days prior to the applicable dividend date. These dividends will be deemed to accrue on the Series B preferred stock and be cumulative, whether or not earned or declared and whether or not there are profits, surplus, or other funds of Atlantic legally available for the payment of dividends.

         With respect to the declaration of dividends, other than in shares of Atlantic capital stock, the holders of Series B preferred stock will be entitled to participate with the Series A preferred stock, common stock or other junior securities in any declaration, payment and setting apart of dividends, other than in common stock, and receive, before any dividends will be declared and paid upon or set aside for the Series A preferred stock, common stock, or other junior securities, the same dividends or distributions, on an as-converted basis, as are proposed to be distributed to the holders of the Series A preferred stock, common stock or other junior securities, in addition to the Series B dividends set forth above. Each share of Series B preferred stock will be treated for purposes of this participation as being equal to the number of shares of common stock (which may be a fraction) into which that share could then be converted.

Conversion

         The Series B preferred stock is convertible, at the holder's option, into shares of common stock. The conversion rate for the Series B preferred stock is equal to the price per share paid for the Series B preferred stock divided by the conversion price in effect at the time of conversion. The conversion price is the lower of (x) $3.00, (y) the market price, and (z) the average of the two lowest closing bid prices on the principal market of the common stock out of the 15 trading days immediately prior to conversion, which will be adjusted proportionately for any reorganizations, reclassifications, stock splits, stock dividends, reverse stock splits and similar events.

         The conversion price will be reduced by an additional 5% if the common stock is not listed on either the Nasdaq SmallCap Market or Nasdaq National Market on that date, and in no event will the conversion price be lower than the Floor Price, if any. The Floor Price means $1.50 for the conversion of a share of Series B preferred stock effected during the 12 months following the applicable issue date for that share, subject to adjustment as follows:

      o If the conversion price is below the Floor Price for 30 calendar days at any time after the issue date for that share, then the Floor Price will thereafter equal $1.00 (but in no event for longer than 12 months following the applicable issue date).

      o The conversion price will be reduced by 15% and will not be subject to the Floor Price if any of the following events occurs:

            (a) for any period of five consecutive trading days there is no closing bid price of the common stock;

            (b) the common stock ceases to be listed for trading on any of the NYSE, the AMEX, the Nasdaq National Market or the Nasdaq SmallCap Market; or

            (c) A. Joseph Rudick resigns as Chief Executive Officer or Frederic P. Zotos resigns as President of Atlantic (or the employment of either of them terminates as a result of death or disability).

      o The conversion price will not be subject to the Floor Price and will be as otherwise calculated pursuant to the Series B Certificate of Designations if any of the following events occur:

            (a) Bausch & Lomb Surgical ("B&L") fails to file before January 31, 2001, an application with the U.S. Food and Drug Administration (the "FDA") seeking approval to market our Catarex technology;

            (b) the FDA does not grant final approval on or before June 1, 2001, to B&L to market the Catarex technology; or

            (c) we fail to secure by December 27, 2000, the stockholder approvals to be voted on at the special meeting.

         The Series B preferred stock conversion rate from time to time in effect will be subject to adjustment, as described in Section 7 of the Series B Certificate of Designations.

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

         Additionally, the Series B Certificate of Designations provides that the Investors may convert only those shares of Series B preferred stock that would not result in our issuing a number of shares of common stock in excess of the limit imposed by the Marketplace Rules.

Liquidation Rights

         Subject to approval of proposal 2 at the special meeting, upon the liquidation, dissolution, or winding up of Atlantic or sale, transfer, or other disposition of all or substantially all of the assets of Atlantic, or a merger or consolidation of Atlantic into an entity not controlled by the stockholders of Atlantic, each holder of Series B preferred stock then outstanding must be paid, out of the assets of Atlantic available for distribution to its stockholders, before any payment may be made in respect of the Series A preferred stock or common stock, an amount equal to the purchase price paid per share of Series B preferred stock pursuant to the Purchase Agreement, plus all accrued dividends that are then unpaid for each share of Series B preferred stock then held by them, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization affecting such shares.

Redemption

         So long as a registration statement covering the resale of the common stock issued or issuable upon conversion of the Series B preferred stock is effective (but only for so long as such registration statement is required to remain effective), at any time after September 28, 2002, at the option of Atlantic, and upon at least 30 days' written notice to the holders of Series B preferred stock, Atlantic may redeem some or all of the outstanding shares of Series B preferred stock, at a redemption price equal to the greater of (1) 125% of the original price paid per share of Series B preferred stock, plus all accrued but unpaid dividends thereon and (2) an amount equal to the product of
(a) the number of shares of common stock then issuable to the Investors upon conversion of the Series B preferred stock being redeemed and (b) the market price on the date of redemption. Holders of the Series B preferred stock will be entitled to convert their shares of Series B preferred stock into common stock during the 30-day notice period.

                                   PROPOSAL 1

APPROVAL OF THE ISSUANCE OF COMMON STOCK (OR SECURITIES CONVERTIBLE INTO COMMON
   STOCK) UPON CONVERSION OF SERIES B PREFERRED STOCK AND EXERCISE OF WARRANTS

         At the special meeting, our stockholders will be asked to ratify and approve the Series B preferred stock financing of up to $3,000,000 with Excalibur Limited Partnership and BH Capital Investments, L.P. and the potential issuance in connection therewith of 20% or more of our outstanding common stock or voting power before issuance of the Series B preferred stock.

         The Marketplace Rules of the Nasdaq SmallCap Market specify that stockholder approval is required for any plan or arrangement to issue common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance for less than the greater of book or market value of the common stock. The number of shares of common stock that would be issued on conversion of shares of Series B preferred stock or exercise of the Investor Warrants is a function of the future market price of our common stock. Consequently, conversion of shares of Series B preferred stock (those currently outstanding and those that we have agreed to issue to the Investors, as well as those issued to the Investors as payment-in-kind dividends) and exercise of Investor Warrants could result in our issuing a number of shares equal to more than 20% of the common stock outstanding before the issuance of the Series B preferred stock (at either the first or second closing).

         Given this possibility, we agreed in the Purchase Agreement that we would seek stockholder approval of issuances of the Series B preferred stock and the Investor Warrants to the extent those issuances could result in the issuance of more than 20% of the common stock outstanding immediately prior to issuance of the Series B preferred stock at the first or second closing.

Possible Effects of the Transactions with the Investors

Dilution

         Conversion of shares of Series B preferred stock will dilute your ownership interest in Atlantic. If this proposal is approved and we issue securities equal to 20% or more of our common stock, the dilution will be significant. Furthermore, public resales of common stock following conversion of the Series B preferred stock and exercise of the Investor Warrants likely would depress the market price of the common stock. Even prior to the time of actual conversions or exercises and public resales, the market "overhang" resulting from the mere existence of Atlantic's obligation to honor conversions of the Series B preferred stock and exercise of the Investor Warrants could depress the market price of the common stock. Even if this proposal is not approved, and, accordingly, we are not able to issue more than 19.99% of our common stock upon conversion of the Series B preferred stock and exercise of the Investor Warrants, common stockholders will experience dilution upon conversion of the Series B preferred stock and exercise of the Investor Warrants up to that limit.

Increased Potential for Short Sales

         Downward pressure on the market price of the common stock that likely would result from sales of common stock issued on conversion of the Series B preferred stock, the exercise of the Investor Warrants, and Atlantic's other convertible securities could encourage short sales of common stock by the holders of the Series B preferred stock or others. Material amounts of such short selling could place further downward pressure on the market price of the common stock.

Limited Effect of Restrictions on Conversions

         Even though the holders of the Series B preferred stock are, pursuant to the Series B Certificate of Designations, prohibited from converting their preferred stock into more than 9.99% of the outstanding common stock following such conversion, this restriction does not prevent them from either waiving that limitation or converting and selling some of their Series B preferred stock holding and thereafter converting the rest or another significant portion of their holding. In this way, individual holders of Series B preferred stock could sell more than 9.99% of the outstanding common stock in a relatively short time while never holding more than 9.99% at any given time.

Effect of Failure to Obtain Stockholder Approval

         If the stockholders fail to approve this proposal 1, the Investors would be able to receive upon conversion of the Series B preferred stock and exercise of the Investor Warrants no more than 19.99% of the common stock outstanding as of the date of issuance of the Series B preferred stock and Investor Warrants. As a result, we would have failed to fulfill a condition to the second closing agreed upon in the Purchase Agreement, and therefore the Investors would no longer be committed to invest at the second closing, subject to further conditions, an additional $1,000,000. If the stockholders fail to approve either this proposal 1 or proposal 2, the Investors will also be entitled to have returned to them the $1,000,000 held in escrow from the initial closing. We will need additional funds in order to meet the "net tangible assets" requirement of $2,000,000 of the Marketplace Rules as of December 31, 2000 to avoid delisting, and it is likely that our only source of additional funds would be the funds being held in escrow. Therefore, without stockholder approval of either proposal 1 or proposal 2 it is likely that Atlantic's common stock will be delisted from the Nasdaq SmallCap Market. Upon delisting, Atlantic's common stock would experience a decline in share price and liquidity, and the Investors could seek to have us repurchase their Atlantic shares. Finally, as partial relief for breach of the Purchase Agreement (which remedy would not be exclusive of any other remedies available at law or in equity), we would be required to pay to each Investor per month pro rated for partial months until stockholder approval is obtained an amount in cash per share equal to 2.5% of the aggregate price paid for the Series B preferred stock and Investor Warrants under the Purchase Agreement. If not timely made, these payments would bear interest at the rate of 2.5% per month (pro rated for partial months) until paid in full.

         We believe that the failure to obtain stockholder approval for this proposal will likely have a material adverse effect on Atlantic's financial condition. We therefore believe that it is in the best interests of Atlantic and its stockholders that you vote in favor of this proposal.

Vote Required and Board of Directors' Recommendation

         The affirmative vote of a majority of the shares of Atlantic's common stock and Series A preferred stock, voting together as a class, present in person or represented by proxy and entitled to vote at the special meeting of stockholders at which a quorum is present, is required to approve this proposal.

         Our board of directors recommends that Atlantic's shareholders vote "for" ratification and approval of the preferred stock financing of up to $3,000,000 with Excalibur Limited Partnership and BH Capital Investments, L.P. and the potential issuance in connection therewith of 20% or more of our outstanding common stock or voting power before issuance of the Series B preferred stock.


                                   PROPOSAL 2

AMENDMENT OF THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES A
                          CONVERTIBLE PREFERRED STOCK

Purpose

         One of the closing conditions of the Purchase Agreement is that we amend the certificate of incorporation to amend terms of the Series A Certificate of Designations to subordinate the rights of the Series A preferred stock of Atlantic to the rights of the Series B preferred stock with respect to dividend rights and rights upon liquidation, winding up, or dissolution. The proposed certificate of amendment to the Series A Certificate of Designations is attached as Annex A.

         It is standard for the rights of a series of preferred stock to be subordinated to the rights of subsequently issued series of preferred stock is common. Additionally, we intend to retain any future earnings to finance the growth and development of our business, and therefore do not expect to pay any cash dividends in the foreseeable future.

         Given our need for additional financing from the Investors to avoid delisting from the Nasdaq SmallCap Market, we believed it was in the best interests of Atlantic and its stockholders that we agree to propose to stockholders these amendments of the Series A Certificate of Designations.

         Any time prior to the filing of the certificate of amendment with the Secretary of State of the State of Delaware we may without further action elect not to do so.

Effect of Failure to Obtain Stockholder Approval

         If the stockholders fail to approve either proposal 1 or this proposal 2, the Investors will be entitled to have returned to them the $1,000,000 held in escrow from the first closing. To avoid delisting, we will need additional funds in order to meet the requirement of the Marketplace Rules that we have "net tangible assets" of $2,000,000 as of December 31, 2000, and it is likely that our only source of additional funds would be the funds being held in escrow. Therefore, without stockholder approval of either proposal 1 or proposal 2 it is likely that our common stock will be delisted from the Nasdaq SmallCap Market. Upon delisting, Atlantic's common stock would experience a decline in share price and liquidity, and the Investors could seek to have us repurchase their Atlantic shares. Finally, as partial relief for breach of the Purchase Agreement (which remedy would not be exclusive of any other remedies available at law or in equity), we would be required to pay to each Investor per month (pro rated for partial months) until stockholder approval is obtained an amount in cash per share equal to 2.5% of the aggregate price paid by the Investors for the Series B preferred stock and Investor Warrants under the Purchase Agreement. If not timely made, these payments will bear interest at the rate of 2.5% per month (pro rated for partial months) until paid in full.

        We believe that the failure to obtain stockholder approval for this proposal will likely have a material adverse effect on Atlantic's financial condition. We therefore believe that it is in the best interests of Atlantic and its stockholders that you vote in favor of this proposal.

Vote Required and Board of Directors' Recommendation

         The affirmative vote of a majority of the shares of our common stock and Series A preferred stock, voting together as a class, present in person or represented by proxy and entitled to vote at the special meeting of stockholders at which a quorum is present is required to approve this proposal. In addition, the affirmative vote of a majority of the shares of Series A preferred stock, voting separately, present in person or represented by proxy and entitled to vote at the special meeting of stockholders at which a quorum is present, is required to approve this proposal.

         Our board of directors recommends that the stockholders vote "FOR" approval of the amendment of the certificate of incorporation to amend the terms of the Series A Certificate of Designations.


                                 OTHER BUSINESS

         As of the date of this proxy statement, the only business that we intend to present and know that others will present at the special meeting is that described in this proxy statement. If any other matter is properly brought before the special meeting or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on those matters in accordance with their judgment.


                                                     THE BOARD OF DIRECTORS

Dated:   November __, 2000

                                   PROXY CARD

                       ATLANTIC TECHNOLOGY VENTURES, INC.
                         Special meeting of STOCKholders

                      THIS PROXY IS SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS

         The undersigned stockholder of Atlantic Technology Ventures, Inc. ("Atlantic") hereby revokes all previous proxies, acknowledges receipt of the notice of special meeting of stockholders to be held on December 18, 2000, and the related proxy statement, and appoints Frederic A. Zotos and Nicholas J. Rossettos, and each of them, as proxies of the undersigned, with full power of substitution to vote all shares of Atlantic's common stock that the undersigned is entitled to vote at a special meeting of stockholders to be held at Kramer Levin Naftalis & Frankel LLP, at 919 Third Avenue, 40th Floor, New York, New York 10022, on December 18, 2000, at 10:00 a.m., New York time, and at any adjournments thereof. The shares represented by the proxy may only be voted in the manner specified below.

1. To ratify and approve the Series B preferred stock financing of up to $3,000,000 with Excalibur Limited Partnership and BH Capital Investments, L.P. and the potential issuance in connection therewith of 20% or more of our outstanding common stock or voting power before issuance of the Series B preferred stock.

                  FOR |_|           AGAINST |_|               ABSTAIN |_|

2. To approve the amendment of the certificate of designations, preferences and rights of Series A convertible preferred stock to subordinate the rights of the Series A preferred stock to the rights of the Series B preferred stock with respect to dividend rights and rights upon liquidation, winding up, or dissolution.

                  FOR |_|           AGAINST |_|               ABSTAIN |_|

3. To transact such other business as may properly come before the special meeting and any adjournment or adjournments thereof.

                  FOR |_|           AGAINST |_|               ABSTAIN |_|

         The board of directors recommends you vote "FOR" the above proposals.

         This proxy when properly executed will be voted in the manner directed above. In the absence of direction for any of the above proposals, this proxy will be voted "FOR" those proposals.

                         (Continued on the other side.)

PLEASE DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.


         Please print the shareholder name exactly as it appears on this proxy. If the shares are registered in more than one name, the signature of each person in whose name the shares are registered is required. A corporation should sign in its full corporate name, with a duly authorized officer signing on behalf of the corporation and stating his or her title. Trustees, guardians, executors, and administrators should sign in their official capacity, giving their full title as such. A partnership should sign in its partnership name, with an authorized person signing on behalf of the partnership.

                                       Dated: ____________, 2000


                                       ----------------------------------------
                                       (Print Name)


                                       ----------------------------------------
                                       (Authorized Signature)


         I plan to attend the special meeting in person:

                               |_|   Yes

                               |_|   No